Exhibit 10.1

[The Coca-Cola Company letterhead]

January 15, 2014

Steve Cahillane

The Coca-Cola Company

Atlanta, Georgia

Dear Steve,

This letter outlines the terms of your separation from Coca-Cola Refreshments USA, Inc. (“CCR”).  All applicable elements of your separation package will be paid under the terms of the relevant policies and plans of CCR and The Coca-Cola Company (the “Company”).  We thank you for your contributions to the Company and wish you well in your future endeavors.

1.              You will step down from your current position as President, Coca-Cola Americas, effective December 31, 2013.  From January 1, 2014 through February 28, 2014, you will continue to work your normal schedule and assist with the transition of your responsibilities and related work as necessary.  You will separate from CCR on February 28, 2014 (“Separation Date”).

2.              If you sign the enclosed release, you will be eligible for a benefit under the Coca-Cola Refreshments Severance Pay Plan for Exempt Employees equivalent to two years of base salary, based on your current annual salary.  This amount will be paid in a lump sum shortly after your Separation Date.  This amount is subject to all applicable tax and withholdings.

3.              You will receive an annual incentive award for 2013 under the standard terms and conditions of the annual Performance Incentive Plan.  The actual payment amount is contingent upon actual Company performance and your performance.  Any award will be paid on or about March 15, 2014.  Your participation and any award made to you shall be determined by the Compensation Committee.  You will not be eligible for any annual incentive award for 2014.

4.              If you sign the enclosed release, you will receive an ex gratia payment in the amount of $500,000. This amount will be paid in a lump sum amount shortly after your Separation Date.  This amount is subject to all applicable tax and withholdings.

5.              Pursuant to the terms of the Company’s long term incentive programs and plans and your related Restricted Stock Agreements for your PSU awards, your rights and benefits under each of the plans are summarized below.  You will not receive any additional equity grants.

2011-2013 PSU Plan

•                  This award and any underlying shares will be forfeited.

2012-2014 PSU Plan

•                  This award and any underlying shares will be forfeited.

2013-2015 PSU Plan

•                  This award and any underlying shares will be forfeited.

Other Restricted Stock Unit Awards

•                  The Compensation Committee has approved waiving the continued employment requirement of the October 2010 grant of 57,200 performance-based restricted share units if you sign the enclosed release.  This means that these shares will be released to you in February 2015 (the original release date) only if the applicable performance criteria are met through the original performance period.  This approval is contingent upon you signing the enclosed release.

•                  The February 2013 grant of 43,172 restricted share units will be forfeited.

6.              All options you previously have received will be exercisable according to the terms of CCR’s and the Company’s applicable stock option plans and programs as well as your related Stock Option Grant Agreements.  All unvested options will be forfeited and all vested options will be exercisable according to their terms.  These terms include a period of 24 months to exercise vested options issued by Coca-Cola Enterprises Inc. in 2007, 2008 and 2009 and six months to exercise vested options issued thereafter.  When you exercise your vested stock options, you will be personally liable for paying any taxes owed on such exercises. Should there be trailing tax liabilities from past international assignments with Coca-Cola Enterprises Inc., tax liabilities will be governed by the standard terms of the Company’s mobility or tax programs for which you may be eligible. You will not receive any additional equity grants.

7.              Your retirement benefits will consist of those benefits you have accrued under the standard terms and conditions of the plans in which you participate and in which benefits are vested as of your Separation Date.

8.              You will continue to be reimbursed up to $10,000 per year in financial planning and related expenses incurred by you annually up through your Separation Date.

9.              The Company will provide at its expense outplacement services through a designated services provider.

10.       You will remain on the Operating Committee through December 31, 2013.

11.       The terms and conditions in this letter are further conditioned upon your signing and adhering to the attached Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality.

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Please contact Ceree Eberly should you have any additional questions regarding the terms of this letter or the terms of any of the benefit plans.

Sincerely,

/s/ Muhtar Kent

Muhtar Kent
Chief Executive Officer

Agreed to and accepted this 21st day of January, 2014.

/s/ Steve Cahillane
Steve Cahillane

Attachments

cc:                                Ceree Eberly

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FULL AND COMPLETE RELEASE

AND AGREEMENT ON COMPETITION,

TRADE SECRETS AND CONFIDENTIALITY

Release.

I, Steven A. Cahillane, in consideration of the payments and benefits under The Coca-Cola Refreshments Severance Pay Plan for Exempt Employees, the benefits and payments described in the letter dated January 15, 2014, and other good and valuable consideration, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The Coca-Cola Company (“TCCC”), Coca-Cola Refreshments U.S.A., Inc. (“CCR”), and their respective subsidiaries, affiliates, joint ventures, joint venture partners, and benefit plans (collectively with CCR and TCCC, referred to herein as the “Company”), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives, (collectively with the Company, referred to herein as “Releasees”) from all debts, claims, actions, causes of action (including without limitation those under the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq.; and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”), as amended by the Older Workers Benefit Protection Act, P.L. 101-433; the Equal Pay Act of 1963, 9 U.S.C.§ 206, et seq.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the

Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq.; and comparable state, local, and foreign causes of action, whether statutory or common law), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys’ fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which I ever had or now have, including without limitation those arising out of or related to my employment or separation from employment with the Company through the date of this Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality (“Agreement”).

Nothing herein shall release the Releasees from any claims or damages based on (i) any right I may have to enforce this Agreement or the terms of the letter from the Company addressed to me dated January 15, 2014 to which this Release is attached, (ii) any right that arises after the date of this Agreement, (iii) any right I may have to benefits under an employee benefit plan of the Company, (iv) my eligibility for indemnification in accordance with the Certificate of Incorporation and By-Laws of the Company, or any applicable insurance policy or Company policy, with respect to any liability I incur or incurred as an employee or officer of the Company or its affiliates, or (v) any right I may have to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I and the Company are jointly liable.

I fully understand and agree that:

1.              this Agreement is in exchange for the payments and benefits under the Coca-Cola Refreshments Severance Pay Plan for Exempt Employees, the payments and benefits described in the letter dated

January 15, 2014, other compensation to which I would otherwise not be entitled, and the covenants by the Company provided in this Agreement;

2.              I am hereby advised to consult with an attorney before signing this Agreement;

3.              I have 21 days from my receipt of this Agreement within which to consider whether to sign it;

4.              I have seven days following my signature of this Agreement to revoke the Agreement; and

5.              this Agreement shall not become effective or enforceable until the revocation period of seven days has expired.

If I choose to revoke this Agreement, I must do so by notifying TCCC in writing.

Notwithstanding any other provision or paragraph of this Agreement, I do not hereby waive any rights or claims for which waivers or releases are prohibited by applicable law or any rights or claims under the ADEA that may arise after the date I sign this Agreement.

If there is any claim for loss of consortium, or any other similar claim, arising out of or related to my employment or separation of employment with CCR, I will indemnify and hold Releasees harmless from any liability, including costs and expenses (as well as reasonable attorneys’ fees) incurred by the Releasees as a result of any such claim.

I acknowledge and represent that (i) I have received all leave required under the Family and Medical Leave Act of 1993, as amended (“FMLA”), and (ii) do not claim that Releasees violated or denied me rights under the FMLA.  I further acknowledge and represent that I (i) was properly classified as exempt under the Fair Labor Standards Act of 1938, as amended

(“FLSA”), (ii) have been fully paid for hours I worked for CCR and (iii) do not claim that CCR violated or denied me rights under the FLSA.

I additionally understand and agree that this Agreement is not and shall not be construed to be an admission of liability of any kind on the part any of the Releasees.

Future Cooperation.

I covenant and agree that I shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which I, by virtue of my employment with CCR, have knowledge or information relevant to said litigation, including, but not limited to (i) meeting with representatives of the Company to provide truthful information regarding my knowledge and (ii) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation, provided the Company pays me reasonable compensation and reimburses me for reasonable expenses incurred in connection with such cooperation, including first class transportation and accommodations when required to travel.

Trade Secrets and Confidential Information.

I covenant and agree that I have held and shall continue to hold in confidence all Trade Secrets of the Company that came into my knowledge during my employment by CCR and shall not disclose, publish or make use of at any time such Trade Secrets for as long as the information remains a Trade Secret.  “Trade Secret” means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

I also covenant and agree that, for the period beginning on the date I sign this Agreement and ending two years after I have signed this Agreement or two years after the date my employment ends, whichever is later (“Nondisclosure Period”), I will hold in confidence all Confidential Information of the Company that came into my knowledge during my employment by CCR and will not disclose, publish or make use of such Confidential Information.  “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company, except as I may be required to disclose such Confidential Information pursuant to any court order or subpoena, provided I notify the Company of the receipt of the court order or subpoena immediately upon my receipt of such document.

The restrictions stated in this Agreement are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law or any prior agreement I have signed or made with the Company regarding trade secrets, confidential information, or intellectual property.  Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable state law or any prior agreement I have signed or made with the Company regarding trade secrets, confidential information, or intellectual property.

Return of Materials.

                                                I further covenant and agree that I have or shall promptly deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by me or furnished to me by virtue of my employment with the Company, except such materials and documentation as pertain to my employee compensation and benefits and the terms of my separation of employment.  I shall promptly deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to me by virtue of my employment with the Company.

No Publicity.

                                                During the Nondisclosure Period, I will not publish any opinion, fact, or material, deliver any lecture or address, participate in the making of any film, radio broadcast or television transmission, or communicate with any representative of the media relating to confidential matters regarding the business or affairs of the Company which I was involved with during my employment.

Non Compete and Non Solicitation.

                                                                                                Definitions.

                                                                                                For the purposes of this Section, the following definitions apply:

                                                (a)                                 “Non Solicitation Period” means the period beginning on the date I sign this Agreement and ending on February 28, 2016.

(b)                                 “Restricted Activities” means the involvement in, development of, or oversight of the manufacturing, distribution, marketing, sales, operation, innovation, commercial leadership, or any financial activities for Restricted Businesses.

(c)                                  “Territory” means the United States of America, Canada and countries in Central and South America.

(d)                                 “Restricted Businesses” means 1) companies whose primary business is the manufacture, sale, distribution and marketing of either carbonated soft drinks, coffee, tea, water, sports drinks, energy drinks, juices or fruit-based beverages (“Non-alcoholic Beverages”) or beverage enhancers, beverage solutions, beverage enablers or other additives, which additives primarily are intended for use in non-alcoholic beverages, (“Beverage Enhancers”), and 2) companies whose business activities includes the manufacture, sale, distribution and marketing of Non-alcoholic Beverages or Beverage Enhancers, but for whom such business(es) may not be the company’s primary business (“Non-Beverage Companies”).

(e)                                  “Competing Business Segment” means any subsidiary, division, or unit of the business of a company, where such subsidiary, division, or unit manufactures, sells, distributes, or markets Non-alcoholic Beverages or Beverage Enhancers.

Non Compete.

I hereby covenant with the Company that I will not, within the Territory prior to February 28, 2016, without the prior written consent of the Chief Executive Officer, The Coca-Cola Company, directly or indirectly engage in any Restricted Activities for or on behalf of (including in a consulting capacity) any Restricted Business.

Notwithstanding the foregoing, I may perform services for Non-Beverage Companies (other than PepsiCo, its subsidiaries and affiliates, including but not limited to Pepsi Bottling Group) that have a Competing Business Segment, provided I do not perform Restricted Activities for such Competing Business Segment, and provided I notify the Chief Executive Officer, The  Coca-Cola Company of the nature of such service in writing within a reasonable time prior to beginning of such services.

Non Solicitation of Employees.

I hereby covenant and agree that I will not, during the Non Solicitation Period, without the prior written consent of the Chief Executive Officer, The Coca-Cola Company, solicit or encourage, or attempt to solicit or encourage, directly or indirectly, for employment for or on behalf of any corporation, partnership, venture or other business entity any person who, on the last day of my employment with CCR or within twelve months prior to that date, was employed by the Company as a manager or executive and with whom I had professional interaction during the last twelve months of my employment with CCR to terminate his or her employment with the Company or to accept employment with any other person or entity (whether or not such person would commit a breach of contract by leaving the Company); provided, however, that I may provide job references for persons who are leaving the Company’s employment without any solicitation or encouragement by me and are seeking employment with another employer.

Non Solicitation of Customers.

I hereby covenant and agree that I will not, during the Non Solicitation Period, without the prior written consent of the Chief Executive Officer, The Coca-Cola Company, solicit or encourage, or attempt to solicit or encourage, directly or indirectly, any of the Company’s customers, including actively sought prospective customers with whom I had professional interaction during my employment with the Company, to reduce the amount of business which any such customer has customarily done with the Company or contemplates doing with the Company by doing business instead with any of the Restricted Businesses.

Reasonable and Necessary Restrictions.

I acknowledge that during the course of my employment with CCR I have received or will receive and had or will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client/customer/bottler lists and information relating to the operations and business requirements of those clients/customers/bottlers and, accordingly, I am willing to enter into the covenants contained in this Agreement in order to provide the Company with what I consider to be reasonable protection for its interests.

I acknowledge that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in scope, terms and duration, and are necessary to protect the legitimate business interests of the Company.  I covenant that I will not challenge the enforceability of this Agreement nor will I raise any equitable defense to its enforceability but I reserve the right to defend against any allegation that I have breached this Agreement.

I acknowledge and agree that in the event I breach, or threaten in any way to breach, or it is inevitable that I will breach, any of the provisions of this Agreement, damages shall be an inadequate remedy and the Company shall be entitled, without bond, to injunctive or other equitable relief in addition to all other rights otherwise available to the Company at law or in equity.

Non-Disparagement.

The Company and I each agree that we will not make any statement, written or verbal, in any forum or media, or take any action in disparagement of each other, including but not limited to negative references to each other or the Company’s products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates.

Complete Agreement.

This Agreement is the complete understanding between me and the Company in respect of the subject matter of this Agreement and, with the exception of any prior agreement I have signed or made with the Company regarding trade secrets, confidential information, or intellectual property, supersedes all prior agreements relating to the same subject matter.  I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.

Severability.

In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect.  If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

Governing Law.

Except to the extent preempted by Federal Law, this Agreement is to be governed and enforced under the laws of the State of Delaware (except to the extent that Delaware conflicts of law rules would call for the application of the law of another jurisdiction) and any and all disputes arising under this Agreement are to be resolved exclusively by courts sitting in Delaware.  I hereby consent to the jurisdiction of such courts.

Successors and Assigns.

This Agreement inures to the benefit of myself and the Company and our successors and assigns.

Amendment/Waiver.

No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

Acknowledgment.

I have carefully read this Agreement, fully understand each of its terms and conditions, and intend to abide by this Agreement in every respect.  As such, I knowingly and voluntarily sign this Agreement.

/s/ Steven A. Cahillane
Steven A. Cahillane

Date: January 21, 2014

/s/ Bernhard Goepelt
The Coca-Cola Company

Bernhard Goepelt
Senior Vice President, General Counsel and
Chief Legal Officer

Date: January 21, 2014